Exhibit 99.3

U.S. Gold Corp. Announces April Investor Webinar Schedule

ELKO, NV, April 7, 2020 – U.S. Gold Corp. (NASDAQ: USAU) today is pleased to announce that it will hold electronic investor update webinars throughout April hosted by CEORoadshow. Mr. Edward Karr, President & CEO will update attendees and USAU shareholders on the outlook for the Company and will be available for questions after the initial presentation.

Mr. Karr states, “In this ongoing period of tremendous volatility and uncertainty due to the global coronavirus COVID-19 pandemic, it is important for U.S. Gold Corp. to keep in touch with our shareholders and partners. Using modern technology allows us to hold interactive presentations and reach interested parties from the safety and security of their own homes while maintaining recommended social distancing practices. On behalf of the whole Company and Board, we wish for everyone to stay safe and healthy during this crisis.”

Please refer to the link below for a full schedule of the April webinars: https://www.usgoldcorp.gold/april-webinars

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold